NEWS RELEASE

KOSMOS ENERGY ANNOUNCES SECOND QUARTER RESULTS

DALLAS--(BUSINESS WIRE)--August 8, 2016-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the second quarter of 2016. For the second quarter of 2016, the Company generated a net loss of $108.3 million, or $0.28 per diluted share as compared to a net loss of $75.2 million or $0.20 per share in the same period last year. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $43.8 million or $0.11 per diluted share for the second quarter of 2016.

Commenting today, Andrew G. Inglis, chairman and chief executive officer, said:

“We are at an inflection point in the company’s history with production increasing and our capital requirements decreasing. Our Ghana asset continues to be a solid foundation for Kosmos, delivering near-term production and cash flow growth. With the revised operating procedures at Jubilee working as anticipated, the start-up of the Tweneboa, Enyenra and Ntomme (TEN) project shortly, and our comprehensive hedging and insurance programs, our financial position remains strong. In addition, the quality of our exploration prospectivity continues to improve with the addition of new data following our drilling success over the past year and recently acquired seismic data. As a result, Kosmos is well positioned to deliver value from both our discovered gas resource offshore Mauritania and Senegal, as well as from new high-graded opportunities our team has identified.”

Second quarter 2016 oil revenues were $46 million versus $119 million in the same quarter of 2015, on sales of one cargo of 0.9 million barrels of oil for 2016 as compared to two cargos totaling 1.9 million barrels in 2015. Second quarter 2016 oil revenues exclude $45 million of derivative settlements. Realized oil revenue, including the impact of the Company’s hedging program, was $95.61 per barrel of oil sold in the second quarter of 2016 compared to $82.96 per barrel of oil sold in the year-ago quarter. At the end of the quarter, the Company was in a net overlift position of approximately 110 thousand barrels of oil.

Production expense for the current quarter was $33 million, or $34.47 per barrel, versus $20 million, or $10.40 per barrel, in the second quarter of 2015. The overall increase in production expense during the second quarter was primarily attributable to the cost of additional operating procedures related to the turret bearing issue, as well as    the impacts associated with lower production.

Exploration expenses totaled $36 million for the second quarter, compared to $15 million in the same period of 2015. Included in the quarter were approximately $16 million of costs associated with the warm stacking of the Atwood Achiever beginning in late May.

Depletion and depreciation expense for the quarter was $17 million, or $17.86 per barrel. This was a decrease from $19.29 per barrel in the second quarter of 2015,  which was primarily attributable to reserve additions at Jubilee in 2015.

General and administrative expenses were $20 million during the second quarter, a 52 percent decrease compared to the same period in 2015.

The second quarter results included a mark-to-market loss of $55 million related to the Company’s oil derivative contracts. At June 30, 2016, the Company’s hedging position included 11.9 million barrels through 2018 and had a total mark-to-market value of $85 million.

We recognized an income tax benefit for the second quarter of 2016 of $16 million, primarily related to lower realized oil revenues and higher costs.

Total capital expenditures in the second quarter were $184 million, which primarily reflects spend on our exploration and appraisal drilling program and the TEN project. Capital expenditures are expected to ramp down in the second half of the year as we paused our drilling program in late May and expect to see a reduction of TEN spending after achieving first production during the third quarter. The forecast for full-year 2016 capital expenditures remains approximately $650 million.

Kosmos exited the second quarter of 2016 with $1.2 billion of liquidity and $1,058 million of net debt.

Operational Update

In May 2016, Kosmos announced that the Teranga-1 well, located in the Cayar Offshore Profond Block approximately 65 kilometers northwest of Dakar, Senegal, made a significant gas discovery. Results from the well confirmed that a prolific inboard gas fairway extends approximately 200 kilometers from the Marsouin-1 well in Mauritania through the Greater Tortue area on the maritime boundary to the Teranga-1 well in Senegal. Teranga-1 marks Kosmos’ fifth consecutive successful exploration and appraisal well in this fairway in which we have now discovered a gross Pmean resource of approximately 25 Tcf, and we estimate the fairway holds more than 50 Tcf of potential resources.

During the second quarter, gross sales volumes from the Jubilee field averaged approximately 45,000 barrels of oil per day (bopd). Production during the quarter was impacted by downtime associated with the turret bearing issue identified on the Jubilee FPSO in February 2016. This issue required the implementation of new operating procedures, including the use of tug boats for heading control and a dynamically positioned (DP) shuttle tanker and a storage vessel for offloading. These new operating procedures necessitated the FPSO being shut down for an extended period in April with production resuming in early May. Once the new operating procedures were in place field production gradually increased and in June averaged around 90,000 bopd gross. These procedures are continuing to work effectively, and second half 2016 production is anticipated to average approximately 85,000 bopd.

As previously announced, Kosmos and its Partners have established that the preferred long-term solution is to convert the FPSO to a permanently spread moored facility, with offtake through a new deepwater Catenary Anchor Leg Mooring (CALM) buoy. The first phase of this work will involve the installation of a stern anchoring system to replace the three heading control tugs currently in the field, which is expected to be complete by the end of 2016. The Partners then plan a second phase of work to remove the load of the turret and risers from the bearing to allow the FPSO to be rotated to its optimal spread moor heading in the first half of 2017. These phases of work are expected to cost up to $150 million gross and it is estimated that the Jubilee FPSO will need to be shut down for 8-12 weeks during the first half of 2017.

Upon completion of the spread mooring work program, production is expected to return to the levels achieved before the turret bearing issue occurred. The Partners will continue to review potential opportunities to improve the efficiency of offtake procedures.

A deepwater CALM buoy, anticipated to be installed in the first half 2018, is expected to restore full offloading functionality and remove the need for the DP shuttle and storage tankers and associated operating costs. Market inquiries are currently ongoing to estimate the cost and schedule for the fabrication and installation of this buoy.

Kosmos anticipates that the financial impact of lower Jubilee production as well as the additional expenditures associated with the damage to the turret bearing will be mitigated through a combination of the comprehensive Hull and Machinery insurance, procured on behalf of the partnership, and the Loss of Production Income (LOPI) insurance obtained by Kosmos.

Recently, the providers of our LOPI insurance have agreed on a framework to reimburse Kosmos for lost production. The framework provides for LOPI insurers to reimburse Kosmos for lost production on a monthly basis, minimizing the impact from reduced near-term production. The first claim is expected to be filed in August with payment anticipated to be received in late September.

The TEN project remains on schedule and on budget, with the project now 99% complete and expected to deliver first oil shortly, consistent with the operator’s guidance. Eight of the eleven previously drilled wells have now been completed. Hook-up and commissioning of the FPSO, connecting the pre-drilled wells to the vessel via the subsea infrastructure, is nearing completion.

A gradual ramp up in oil production towards the FPSO capacity of 80,000 bopd is anticipated around the end of 2016 as the facilities complete performance testing and well production levels are increased to optimal rates. Per operator guidance, average annualized production from TEN in 2016 is expected to be approximately 23,000 bopd gross during the year, which equates to an average of approximately 55,000 bopd while it is online in 2016.

Associated gas production at TEN is expected to be re-injected into the Ntomme reservoir gas cap until gas export begins. Gas export was planned to commence 12 months after field start up, with the Tweneboa gas reservoir coming on stream a further 12 months later. However, plans to accelerate gas export are currently under evaluation as the fabrication of the gas export facilities has been completed early and can be installed by year end, allowing connection to the existing gas infrastructure early in 2017.

During the second quarter Kosmos announced that it had entered into a farm-out agreement with a wholly-owned subsidiary of the Hess Corporation (NYSE:HES) covering the Block 42 contract area offshore Suriname. Kosmos and its partners in Suriname expect to commence a 6,500 square kilometer 3D seismic survey during the third quarter.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss second quarter 2016 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margin. Our assets include existing production and development projects offshore Ghana, large discoveries offshore Mauritania and Senegal, as well as exploration licenses with significant hydrocarbon potential offshore Portugal, Sao Tome and Principe, Suriname, Morocco and Western Sahara. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2015 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) depletion and depreciation, (ii) exploration expenses, (iii) interest and other financing costs, net, (iv) unrealized (gain) loss on commodity derivatives, (v) income tax expense, (vi) equity-based compensation, (vii) (gain) loss on sale of oil and gas properties, (viii) restructuring charges and (ix) similar other material items, which management believes affect the comparability of operating results. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector. Furthermore, management uses these measures  for assessing and evaluating the comparability of the Company’s financial performance between periods and the comparability of the Company’s performance to certain peer competitors. EBITDAX, as presented, is also used by management to calculate compliance with our debt covenants in our Debt Facilities. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

###

Kosmos Energy Ltd.

Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues and other income:
Oil and gas revenue	$45,506	$119,200	$107,631	$228,364
Gain on sale of assets	—	1,900	—	24,651
Other income	170	713	178	1,355
Total revenues and other income	45,676	121,813	107,809	254,370

Costs and expenses:
Oil and gas production	32,681	20,224	62,073	52,324
Exploration expenses	36,402	14,539	60,260	113,480
General and administrative	19,838	41,179	37,758	79,846
Depletion and depreciation	16,927	37,532	48,193	74,539
Interest and other financing costs, net	8,878	8,998	19,202	19,749
Derivatives, net	54,988	44,877	50,643	12,550
Other expenses, net	(170)	4,266	14,563	4,894
Total costs and expenses	169,544	171,615	292,692	357,382

Loss before income taxes	(123,868)	(49,802)	(184,883)	(103,012)
Income tax expense (benefit)	(15,544)	25,390	(17,566)	51,089
Net loss	$(108,324)	$(75,192)	$(167,317)	$(154,101)

Net loss per share:
Basic	$(0.28)	$(0.20)	$(0.43)	$(0.40)
Diluted	$(0.28)	$(0.20)	$(0.43)	$(0.40)

Weighted average number of shares used to compute net loss per share:
Basic	384,918	382,138	384,676	381,238
Diluted	384,918	382,138	384,676	381,238

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$112,817	$275,004
Receivables	139,347	138,032
Other current assets	201,010	321,112
Total current assets	453,174	734,148

Property and equipment, net	2,686,129	2,322,839
Other non-current assets	153,959	146,063
Total assets	$3,293,262	$3,203,050

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$215,755	$295,689
Accrued liabilities	141,267	159,897
Other current liabilities	6,310	1,155
Total current liabilities	363,332	456,741

Long-term liabilities:
Long-term debt	1,191,334	860,878
Deferred tax liabilities	478,003	502,189
Other non-current liabilities	81,897	57,729
Total long-term liabilities	1,751,234	1,420,796

Total shareholders’ equity	1,178,696	1,325,513
Total liabilities and shareholders’ equity	$3,293,262	$3,203,050

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flow

(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating activities:
Net loss	$(108,324)	$(75,192)	$(167,317)	$(154,101)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	19,478	40,141	53,295	79,758
Deferred income taxes	(17,978)	17,232	(19,929)	23,015
Unsuccessful well costs	78	2,976	2,300	86,603
Change in fair value of derivatives	57,552	46,585	55,175	11,605
Cash settlements on derivatives, net(1)	42,914	39,343	99,815	93,275
Equity-based compensation	10,527	23,344	21,162	48,527
Gain on sale of assets	—	(1,900)	—	(24,651)
Loss on extinguishment of debt	—	165	—	165
Other	100	4,806	15,069	5,977
Changes in assets and liabilities:
Net changes in working capital	(44,042)	(5,067)	(83,648)	(86,720)
Net cash provided by (used in) operating activities	(39,695)	92,433	(24,078)	83,453

Investing activities:
Oil and gas assets	(191,133)	(199,295)	(417,704)	(384,194)
Other property	(554)	(256)	(601)	(536)
Proceeds from sale of assets	196	28,603	196	28,603
Restricted cash	(43,190)	(9,515)	(43,202)	(9,574)
Net cash used in investing activities	(234,681)	(180,463)	(461,311)	(365,701)

Financing activities:
Borrowings on long-term debt	175,000	—	325,000	—
Payments on long-term debt	—	(200,000)	—	(200,000)
Net proceeds from issuance of senior secured notes	—	206,774	—	206,774
Purchase of treasury stock	(724)	(17,807)	(1,798)	(17,955)
Deferred financing costs	—	(8,791)	—	(8,791)
Net cash provided by (used in) financing activities	174,276	(19,824)	323,202	(19,972)

Net decrease in cash and cash equivalents	(100,100)	(107,854)	(162,187)	(302,220)
Cash and cash equivalents at beginning of period	212,917	360,465	275,004	554,831
Cash and cash equivalents at end of period	$112,817	$252,611	$112,817	$252,611

(1)

Cash settlements on commodity hedges were $45.1 million and $42.2 million for the three months ended June 30, 2016 and 2015, respectively, and $101.8 million and $93.5 million for the six months ended June 30, 2016 and 2015, respectively.

Kosmos Energy Ltd.

EBITDAX

(In thousands, unaudited)

					Twelve Months
	Three Months Ended		Six Months Ended		Ended
	June 30,		June 30,		June 30,
	2016	2015	2016	2015	2016
Net loss	$(108,324)	$(75,192)	$(167,317)	$(154,101)	$(83,052)
Exploration expenses	36,402	14,539	60,260	113,480	102,983
Depletion and depreciation	16,927	37,532	48,193	74,539	129,620
Equity-based compensation	10,527	23,344	21,162	48,527	47,692
Derivatives, net	54,988	44,877	50,643	12,550	(172,556)
Cash settlements on commodity derivatives	45,136	42,203	101,766	93,501	233,758
Inventory impairment and other	(702)	—	14,044	—	14,044
Gain on sale of assets	—	(1,900)	—	(24,651)	—
Interest and other financing costs, net	8,878	8,998	19,202	19,749	36,662
Income tax expense (benefit)	(15,544)	25,390	(17,566)	51,089	86,617
EBITDAX	$48,288	$119,791	$130,387	$234,683	$395,768

Adjusted Net Income

(In thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net loss	$(108,324)	$(75,192)	$(167,317)	$(154,101)

Derivatives, net	54,988	44,877	50,643	12,550
Cash settlements on commodity derivatives	45,136	42,203	101,766	93,501
Gain on sale of assets	—	(1,900)	—	(24,651)
Inventory impairment and other	(702)	4,316	14,044	4,316
Total selected items before tax	99,422	89,496	166,453	85,716

Income tax expense on adjustments(1)	(34,858)	(31,931)	(57,447)	(38,571)
Income tax expense related to tax shortfall associated with IPO equity awards	—	16,371	—	16,371
Adjusted net loss	$(43,760)	$(1,256)	$(58,311)	$(90,585)

Net loss per diluted share	$(0.28)	$(0.20)	$(0.43)	$(0.40)

Derivatives, net	0.14	0.12	0.13	0.03
Cash settlements on commodity derivatives	0.12	0.11	0.26	0.24
Gain on sale of assets	—	—	—	(0.06)
Inventory impairment and other	—	0.01	0.04	0.01
Total selected items before tax	0.26	0.24	0.43	0.22

Income tax expense on adjustments(1)	(0.09)	(0.08)	(0.15)	(0.10)
Income tax expense related to tax shortfall associated with IPO equity awards	—	0.04	—	0.04
Adjusted net loss per diluted share	$(0.11)	$—	$(0.15)	$(0.24)

Weighted average number of diluted shares	384,918	382,138	384,676	381,238

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rate for Ghana is 35%.

Oil Revenue Summary

(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net Oil Volume Sold (MMBbls)	0.948	1.946	2.844	3.845

Oil revenue	$45,506	$119,200	$107,631	$228,364
Cash settlements on commodity derivatives	45,136	42,203	101,766	93,501
Realized oil revenue	$90,642	$161,403	$209,397	$321,865

Per Barrel:
Oil revenue	$48.00	$61.26	$37.84	$59.39
Cash settlements on commodity derivatives	47.61	21.70	35.78	24.31
Realized oil revenue	$95.61	$82.96	$73.62	$83.70

Overlifted by approximately 110 thousand barrels as of June 30, 2016.

Hedging Summary

As of June 30, 2016(1)

(Unaudited)

	Volume	Floor(2)	Short Put	Ceiling	Long Call
	(MMBbls)
2016 :
Three-way collars	1.005	$85.00	$—	$110.00	$135.00
Swaps with puts	1.000	$75.00	$60.00	$—	$—
Purchase puts	1.002	$85.00	$—	$—	$—

2017 :
Swaps with puts/calls	2.000	$72.50	$55.00	$—	$90.00
Swaps with puts	2.000	$64.95	$50.00	$—	$—
Three-way collars	4.000	$45.00	$30.00	$57.50	$—

2018 :
Three-way collars	0.913	$60.00	$45.00	$75.00	$—

(1)	Please see the Company’s filed 10-Q for full disclosure on hedging material.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note:  Excludes 2.0 MMBbls of sold (short) calls with a strike price of $85.00/Bbl in 2017, 2.0 MMBbls of sold (short) calls with a strike price of $65.00/Bbl in 2018, and 0.9 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2019.

Source: Kosmos Energy Ltd.

Investor Relations

Neal Shah

+1-214-445-9628

nshah@kosmosenergy.com

Rhys Williams

+1-214-445-9693

rwilliams@kosmosenergy.com

Media Relations

Thomas Golembeski

+1-214-445-9674

tgolembeski@kosmosenergy.com